As filed with the Securities and Exchange Commission on July 29, 2002

Registration No. 333-33094

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NATIONAL GRID GROUP PLC

(Exact name of Registrant as specified in its charter)

England and Wales	98-0367158
(Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification No.)

15 Marylebone Road, London NW1 5JD

(Address of Registrant's Principal Executive Offices)

National Grid USA Companies'
Incentive Thrift Plan I

National Grid USA Companies'
Incentive Thrift Plan II

(Full Titles of the Plans)

Lawrence J. Reilly	John G. Cochrane
National Grid Group plc	Vice President and
c/o 25 Research Drive	Chief Financial Officer,
Westborough, MA 01582	National Grid USA
25 Research Drive
Westborough, MA 01582

(Names and addresses of agents for service)

(508) 389-2000

(Telephone number, including area code, of agents for service)

Copies to:
Fiona B. Smith	Kirk L. Ramsauer
General Counsel	Deputy General Counsel
National Grid Group plc	National Grid USA
15 Marylebone Road	25 Research Drive,
NW1 5JD	Westborough, MA 01582
England

                                            Calculation of Registration Fee

                                                     Proposed              Proposed
 Title of                                            maximum               maximum
securities                       Amount              offering              aggregate           Amount of
  being                           to be              price per             offering           registration
registered                     registered**           share***              price***              fee
-----------                    -----------           ----------            ----------         -------------

American Depositary
Shares*                         4,000,000            $32.16               $128,640,000        $11,835

* The American Depositary Shares are evidenced by American Depositary Receipts and each represent five ordinary shares.

** An initial number of shares being registered to provide a number of shares as may be purchased from time to time at market prices for participants in the Plans.

*** Based on the average price on the New York Stock Exchange on July 22, 2002, and is used solely for the purpose of determining the registration fee.

         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to The National Grid USA Companies'
Incentive Thrift Plan I and The National Grid USA Companies' Incentive Thrift Plan II.

                                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

              The following documents and information heretofore filed with the Securities and Exchange
Commission (the Commission) by the Registrant are incorporated herein by reference:

              (a)     The Registrant's Annual Report on Form 20-F filed on June 21, 2002 (the Form 20-F), pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the
                      Exchange Act), which includes audited financial statements for the year ended March 31,
                      2002.

              (b)     The Registrant's report of a foreign private issuer on Form 6-K furnished on July 5, 2002.

              (c)     The description of the Registrant's American Depositary Shares and Ordinary Shares as
                      contained in its Registration Statement on Form F-4 filed on December 4, 2000, including any amendment filed for the purpose of updating such description.

              (d)     The National Grid USA Companies' Incentive Thrift Plan I (the Plan) Audited Financial
                      Statements for the year ended December 31, 2001, as contained in the Plan's annual report on Form 11-K for the year ended December 31, 2001.

              (e)     The National Grid USA Companies' Incentive Thrift Plan II (the Plan) Audited Financial
                      Statements for the year ended December 31, 2001, as contained in the Plan's annual report on Form 11-K for the year ended December 31, 2001.

              All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d)
of the Exchange Act, prior to the filing of a post- effective amendment which indicates that all securities registered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.       Description of Securities.

              Not applicable.

Item 5.       Interests of Named Experts and Counsel.

              Not applicable.

Item 6.       Indemnification of Directors and Officers and Limitation of Liability

              Indemnification of Directors and Officers of NGG

              Article 162 of the Articles of Association of NGG provides as follows:

              Subject to the Statutes [as defined in NGG's Articles of Association], the Company may indemnify any Director or other officer against any liability.  Subject to those provisions, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company and the Auditors shall be indemnified out of the assets of the
              Company against any liability incurred by him as a Director, other officer of the Company or as
              Auditor in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted or in
              connection with any application under the Statutes in which relief is granted to him by the court.

              Section 310 of the Companies Act 1985 of the United Kingdom (as amended by Section 137 of the
Companies Act 1989 of the United Kingdom) provides as follows:

              310.   Provisions exempting officers and auditors from liability

                      (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person
              (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

                      (2) Except as provided by the following subsection, any such provision is void.

                      (3) This section does not prevent a company

                               (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

                               (b) from indemnifying any such officer or auditor against any liability incurred by him

                                        (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

                                        (ii) in connection with any application under Section 144(3) or (4)
                      (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

              Section 727 of the Companies Act 1985 of the United Kingdom provides as follows:

              727. Power of court to grant relief in certain cases

                      (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

                      (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

                      (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

              Indemnification of Members of the Benefits Committee

              Section 10.10 of each of the Plans provides:

                      Each Employer agrees, jointly and severally, to indemnify and defend to the fullest extent of the law any Employee or former Employee (a) who serves or has served as Administrator or on the
              Committee, (b) who has been appointed to assist the Administrator in administering the Plan or who so assists the Administrator in connection with his or her employment duties, or (c) to whom the
              Administrator has delegated any of its duties or responsibilities, against any liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Administrator) occasioned by any act or omission to act in connection with the
              Plan, if such act or omission to act is in good faith.

              Article II.A of the By-laws of National Grid USA Service Company, Inc., the sponsor of the Plans, provides in part:

                      The corporation shall indemnify each of its directors and officers against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, including but not limited to derivative suits (to the extent permitted by law), in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been a director or officer, except with respect to any matter as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or, to the extent that such matter relates to service with respect to any employee benefit plan, as in the best interests of the participants or beneficiaries of such plan.  As to any matter disposed of by a compromise payment by a director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, if no change in control has occurred (a) by a disinterested majority of the directors then in office, (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or (c) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested director or officer or, if a change in control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

              * * *

                      The term "officer" includes . . . employees of the corporation and its affiliates who serve in any capacity with respect to benefit plans for the corporation's employees.

The By-laws of most of the other Employers provide similar protections.

              Insurance and Agreements

              The Registrants have not entered into indemnity agreements with their directors and officers or with members of the Benefits Committee.

              NGG provides officers' and directors' insurance to its officers and directors.

              The National Grid USA companies provide fiduciary insurance to members of the Benefits Committee.

Item 7.       Exemption from Registration Claimed.

              Not applicable.

Item 8.       Exhibits.

              Exhibit 4A              Memorandum and Articles of Association of National Grid Group plc,
                                      incorporated by reference to Exhibit 1 of the Registrant's 2002 Form 20-F,
                                      File No. 1-4315.

              Exhibit 4B              Amended and Restated Deposit Agreement, dated as of January 31, 2002, among
                                      New National Grid, National Grid Group plc, The Bank of New York, as
                                      depositary, and Owners and Beneficial Owners of American Depositary
                                      Receipts, incorporated by reference to Exhibit A of the Registrant's Form
                                      F-6, File No. 333-14290.

              Exhibit 4C              National Grid USA Companies' Incentive Thrift Plan I, as amended and restated effective January 1, 2001

              Exhibit 4D              National Grid USA Companies' Incentive Thrift Plan II, as amended and restated effective January 1, 2001

              Exhibit 5               The Registrant will submit the Plans and any amendments thereto to the
                                      Internal Revenue Service (IRS) in a timely manner and will make all changes required by the IRS in order to qualify the Plans.

              Exhibit 23A             Consent of PricewaterhouseCoopers re 20-F financial statements

              Exhibit 23B             Consent of PricewaterhouseCoopers re 11-K financial statements

              Exhibit 23C             Consent of PricewaterhouseCoopers re 11-K financial statements

              Exhibit 24              Powers of Attorney of the Directors

Item 9.       Undertakings.

              The undersigned Registrant and, where applicable, Plan, hereby undertakes:

              (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
                               424(b)(?230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions discussed in item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England.

                                            NATIONAL GRID GROUP PLC

Dated as of: July 29, 2002                  By:  s/Roger Urwin
                                               Roger Urwin, Group Chief Executive

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Principal Executive Officer:                Directors (a majority):

                                            Edward Astle*
                                            Group Director, Telecommunications
s/Roger Urwin
Roger Urwin, Group Chief Executive
                                            Stephen Box*
                                            Group Finance Director

                                            William Davis*
Principal Financial Officer:                Group Director and Chairman,
                                            National Grid USA

s/Stephen Box                               Bob Faircloth*
Stephen Box, Group Finance Director         Non-executive Director

                                            John Grant*
                                            Non-executive Director

Principal Accounting Officer:               Bonnie Hill*
                                            Non-executive Director

s/Stephen Box                               Steven Holiday*
Stephen Box, Group Finance Director         Group Director, UK and Europe

                                            Paul Joskow*
                                            Non-executive Director

                                            James Ross*
                                            Non-executive Chairman

                                            Richard Reynolds*
                                            Non-executive Director

                                            Richard Sergel*
                                            Group Director, North America

                                            Roger Urwin*
                                            Director and Group Chief Executive

s/Lawrence J. Reilly                        *Fiona B. Smith, the undersigned
Lawrence J. Reilly                          attorney-in-fact, by signing his name
Authorized United States                    hereto, does execute this Registration
Representative                              Statement on behalf of the above-named
                                            Directors pursuant to a power of attorney
                                            filed with the Securities and Exchange
                                            Commission as Exhibit 24 to this
                                            Registration Statement.
Date as to each signature
on this page is as of

July 29, 2002                               s/Fiona B. Smith
                                            Attorney-in-Fact

              Pursuant to the requirements of the Securities Act of 1933, the Chairman and Members of the
Benefits Committee have duly caused this Registration Statement to be signed by the undersigned, thereunto duly authorized, in the Town of Westborough, Commonwealth of Massachusetts.

                                           National Grid USA Companies' Incentive Thrift Plan I
                                           and
                                           National Grid USA Companies' Incentive Thrift Plan II

                                           By:  s/John G. Cochrane
                                             John G. Cochrane, Chairman of the
                                             Benefits Committee

Dated as of: July 29, 2002

                                                     EXHIBIT INDEX

Exhibit 4A    Memorandum and Articles of Association of National Grid Group plc, incorporated by reference to Exhibit 1 of the Registrant's 2002 Form 20-F, File No. 1-4315

Exhibit 4B    Amended and Restated Deposit Agreement among New National Grid, National Grid Group plc,
              The Bank of New York, as depositary, and Owners and Beneficial Owners of American
              Depositary Receipts, incorporated by reference to Exhibit A of the Registrant's Form F-6 filed on January 31, 2002, File No. 333-14290

Exhibit 4C    National Grid USA Companies' Incentive Thrift Plan I, as amended and restated effective
              January 1, 2001

Exhibit 4D    National Grid USA Companies' Incentive Thrift Plan II, as amended and restated effective
              January 1, 2001

Exhibit 23A   Consent of PricewaterhouseCoopers re 20-F financial statements

Exhibit 23B   Consent of PricewaterhouseCoopers re 11-K financial statements

Exhibit 23C   Consent of PricewaterhouseCoopers re 11-K financial statements

Exhibit 24    Powers of Attorney of the Directors